Exhibit 99.1

Press Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
May 6, 2010	763-493-6370 / www.mocon.com

MOCON Announces Increased First Quarter Sales and Net Income

MINNEAPOLIS, MN, May 6, 2010 — MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the quarter ended March 31, 2010.

Net sales for the first quarter 2010 were $7,093,000, an increase of 15 percent compared to $6,172,000 for the first quarter 2009. Operating income increased 108% to $1,045,000 for the first quarter 2010 compared to $503,000 for the same period last year.  Net income for the first quarter 2010 was $922,000, a 131 percent increase compared to $399,000 in the first quarter 2009.  Diluted net income per share was $0.17 in the first quarter 2010 compared to $0.07 for the same period in 2009.

We experienced increases in sales in all major product groups in the first quarter 2010 compared to first quarter 2009, as the global economic conditions that had negatively affected the prior year’s results showed signs of improvement in the current period.  Sales of our permeation equipment and services, which accounted for 58 percent of total consolidated sales in the first quarter 2010, increased 15 percent compared to the same period in 2009.  Sales of our gas analyzers, sensors and detectors, which accounted for 19 percent of our total consolidated sales in the first quarter 2010, increased 6 percent compared to the first quarter in 2009.  This increase came primarily from sales of gas chromatographs to the oil and gas exploration and industrial hygiene markets.  Sales of our packaging products, which accounted for 15 percent of our total consolidated sales in the first quarter 2010, increased 3 percent compared to the same period in 2009. Finally, sales in our other instrument and services category, which accounted for 8 percent of our total consolidated sales in the first quarter 2010, increased 96 percent compared to the same period in 2009. This increase was the result of more specialty projects performed by our analytical testing and consulting groups.  Geographically, our sales for the first quarter 2010 were up 11 percent and 18 percent in our domestic and foreign markets, respectively, compared to the same period in the prior year.

The increase in net income during the first quarter 2010 compared to the same period last year was primarily due to a higher gross profit percentage as a result of a favorable product mix and manufacturing efficiencies gained due to the higher volume.  In addition, we realized a pre-tax gain of $239,000 relating to foreign currency fluctuations.  Our selling, general and administrative expenses were slightly higher in the current quarter compared to the prior year primarily due to costs incurred relating to the equity investment in Luxcel Biosciences Limited (Luxcel).  Our research and development expenses were slightly higher this quarter compared to the same quarter last year, and are in line with our plan for the year.

“We are pleased to report increased sales and earnings for our first quarter 2010.  During the quarter, we completed our   investment for an equity stake in Luxcel, which we expect will expand our product offerings and help us become a player in the microbiological food safety testing market.  We are seeing some positive signs in the economy and are very encouraged by the sales increases we experienced this quarter in both our domestic and foreign markets,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA:  (unaudited)

	Quarters Ended March 31,
	2010	2009
Sales
Products	$6,457	$5,843
Consulting services	636	329
Total sales	7,093	6,172

Cost of sales
Products	2,428	2,356
Consulting services	339	225
Total cost of sales	2,767	2,581

Gross profit	4,326	3,591

Selling, general and administrative expenses	2,733	2,581
Research and development expenses	548	507
Operating income	1,045	503

Other income	270	109
Income before income taxes	1,315	612

Income taxes	393	213

NET INCOME	$922	$399

Net income per common share:
Basic	$0.18	$0.07
Diluted	$0.17	$0.07

Weighted average shares outstanding:
Basic	5,181	5,592
Diluted	5,324	5,650

BALANCE SHEET DATA: (unaudited)

	March 31, 2010	December 31, 2009
Assets:
Cash and marketable securities	$11,058	$13,764
Accounts receivable, net	4,195	4,683
Inventories	4,127	4,265
Other current assets	1,082	994
Total current assets	20,462	23,706
Marketable securities, noncurrent	324	567
Property, plant and equipment, net	1,661	1,655
Other assets, net	7,735	4,399

Total assets	$30,182	$30,327

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,109	$4,088
Total noncurrent liabilities	253	257
Stockholders’ equity	25,820	25,982

Total liabilities and stockholders’ equity	$30,182	$30,327